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Exhibit 99.1

FOR RELEASE ON
JANUARY 31, 2002

FIRST NATIONAL OF NEBRASKA, INC. OMAHA, NEBRASKA		CASTLE BANCGROUP, INC. DEKALB, ILLINOIS
CONTACTS:	Bruce R. Lauritzen Chairman of the Board (402) 341-0500	John W. Castle Chairman of the Board (815) 754-8031
	Daniel K. O'Neill Senior Vice President (402) 341-2535	Dewey R. Yaeger President and CEO (815) 754-8032
TRADED:	OTC Bulletin Board	OTC Bulletin Board
SYMBOL:	FINN	CTBG

FIRST NATIONAL OF NEBRASKA, INC.
AND CASTLE BANCGROUP, INC.
ANNOUNCE CLOSING OF MERGER

        Omaha, Nebraska, and DeKalb, Illinois, January 31, 2002. First National of Nebraska, Inc. ("First National"), and Castle BancGroup, Inc. ("Castle"), jointly announce the acquisition of Castle by First National. Under the terms of the merger agreement, Castle stockholders at January 31 will receive $18.00 in cash for each outstanding share of Castle common stock, indicating total consideration of approximately $81.7 million. First National funded the acquisition primarily through its commercial credit facilities.

        Castle is the parent company for Castle Bank, N.A., which serves customers through 10 banking offices in North Central Illinois. At September 30, 2001 Castle had total assets of $583 million, total deposits of $511 million, and stockholders' equity of $49 million.

        First National is the parent company for ten independently operated community banks and a mortgage company serving customers in Nebraska, Colorado, Kansas, South Dakota, Arizona, and Texas. First National is also a leading company nationally in bank credit card issuance, merchant processing, and automated clearinghouse processing. At September 30, 2001 First National had total assets of $9.5 billion, total deposits of $7.9 billion, and stockholders' equity of $791 million.

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  Exhibit 99.1